Exhibit 99.(d)(5)

Dated: May 24, 2013

SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

BETWEEN

THE BOSTON TRUST & WALDEN FUNDS

AND

BOSTON TRUST INVESTMENT MANAGEMENT, INC.

Name of Fund	Compensation

Boston Trust Asset Management Fund	0.75% of average daily net assets

Boston Trust Equity Fund	0.75% of average daily net assets

Boston Trust Midcap Fund	0.75% of average daily net assets

Boston Trust SMID Cap Fund(3)	0.75% of average daily net assets

Boston Trust Small Cap Fund	0.75% of average daily net assets

Walden Asset Management Fund	0.75% of average daily net assets

Walden Equity Fund	0.75% of average daily net assets

Walden Trust Midcap Fund(2)	0.75% of average daily net assets

Walden SMID Cap Innovations Fund(3)	0.75% of average daily net assets

Walden Small Cap Innovations Fund	0.75% of average daily net assets

Walden International Equity Fund(4)	0.90% of average daily net assets

THE BOSTON TRUST & WALDEN FUNDS	BOSTON TRUST INVESTMENT MANAGEMENT, INC.
(f/k/a The Coventry Group)

By:	By:

Name:	Name:

Title:	Title:

(1) All Fees are computed daily and paid monthly.

(2) Approved by Board of Trustees on May 19, 2011.

(3) Approved by Board of Trustees on August 12, 2011

(4) Approved by Board of Trustees on May 24, 2013